Filed pursuant to 424(b)(2)
Registration No. 333-163511

Prospectus Supplement No. 5

To the Prospectus dated December 27, 2010

As previously supplemented on February 17, 2011, March 18, 2011, April 13, 2011 and April 27, 2011

PROSHARES TRUST II

Effective immediately, the information contained in this Prospectus Supplement No. 5 supplements and supersedes certain disclosure set forth in the Prospectus dated December 27, 2010, as supplemented (the “Prospectus”) of ProShares Trust II and should be read in conjunction with, and must accompany the Prospectus. All capitalized terms used herein have the same meaning as in the Prospectus.

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The lines of text for Shares of ProShares Ultra Silver, ProShares UltraShort Silver and ProShares UltraShort Yen in the table on the cover page of the Prospectus setting forth the proposed maximum aggregate offering price per Fund shall read as follows:

ProShares UltraShort DJ-UBS Commodity	$500,000,000
ProShares Ultra Silver	$2,000,000,000
ProShares UltraShort Silver	$2,100,000,000
ProShares UltraShort Yen	$1,300,000,000
ProShares UltraShort Euro	$2,103,506,872

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The risk factor entitled “Investors could be adversely affected if the current treatment of long-term capital gains under current U.S. federal income tax law is changed or repealed in the future” on page 39 of the Prospectus shall be replaced in its entirety with the following:

Investors could be adversely affected if the current treatment of long-term capital gains under current U.S. federal income tax law is changed or repealed in the future.

Under current law, long-term capital gains are taxed to non-corporate investors at a maximum United States federal income tax rate of 15%. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time and this rate is currently scheduled to increase to 20% for tax years beginning after December 31, 2012.

Shareholders of each Fund may recognize significant amounts of ordinary income and short-term capital gain.

Due to the investment strategy of the Funds, the Funds may realize and pass-through to Shareholders significant amounts of ordinary income and short-term capital gains as opposed to long-term capital gains, which generally are taxed at a preferential rate.

•	The fifth sentence of the second paragraph on page 91 shall be replaced by the following:

The six funds of the Trust named in the complaint are ProShares Ultra Silver, ProShares Ultra Gold, ProShares UltraShort Gold, ProShares UltraShort DJ-UBS Crude Oil, ProShares Ultra DJ-UBS Crude Oil, and ProShares UltraShort Silver.

•	All references to Steven Schoffstall and the biographical summary of his business experience are hereby deleted.

•	The following line shall be inserted below Michelle Liu in the table entitled “Executive Officers of the Trust and Principals and Significant Employees of the Sponsor” on page 95:

Ryan Dofflemeyer	Portfolio Manager and Associated Person of the Sponsor

•	The following shall be inserted after the biography of Michelle Liu on page 97:

Ryan Dofflemeyer, a registered associated person and an NFA associate person of the Sponsor since October 26, 2010 and Portfolio Manager of the Sponsor since January 3, 2011. In these roles, Mr. Dofflemeyer’s responsibilities include day-to-day portfolio management of the VIX Funds. Mr. Dofflemeyer serves as a Portfolio Manager of PFA since August of 2007 and served as Junior Portfolio Analyst from October of 2003 to August of 2007. Mr. Dofflemeyer also serves as Portfolio Manager for Horizon BetaPro Funds since May 2008 and Portfolio Manager for PSA since March 2010. Mr. Dofflemeyer worked as a Research Assistant for the Investment Company Institute from September 2001 to August 2003.

•	The following shall be inserted at the end of the first full paragraph on page 112:

Due to the Funds’ investment strategy, it is also likely that a significant portion of any capital gain or loss realized by the Funds with respect to non-Section 1256 Contracts will be short-term.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. None of the Funds is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and none is subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement is June 23, 2011.